Exhibit 10.34

AMENDMENT NO. 1 TO
INTELLECTUAL PROPERTY SECURITY AGREEMENT

THIS AMENDMENT NO. 1 TO INTELLECTUAL PROPERTY SECURITY AGREEMENT (“Amendment”) is made and entered into as of March 11, 2004 by Aerogen, Inc., a Delaware corporation (the “Borrower”), and the lenders signatory hereto (each lender including their respective successors, endorsees, transferees and assigns, a “Secured Party”, and collectively, the “Secured Parties”).

RECITALS

A.                                    Borrower and Secured Parties have entered into that certain Intellectual Property Security Agreement dated as of September 8, 2003 (the “Original Intellectual Property Security Agreement”) pursuant to which, among other things, Borrower granted a security interest to Secured Parties in certain personal property of Borrower, as more fully set forth therein.

B.                                    Borrower has requested that Secured Parties make a loan to Borrower in the aggregate principal amount of $300,000 (the “Loan”), which Loan will be evidenced by a Secured Debenture Due April 11, 2004 (the “April 2004 Debenture”).

C.                                    Secured Parties are willing to make the Loan and to accept the April 2004 Debenture but only upon the condition that Borrower shall have executed and delivered this Amendment to Secured Parties.  All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Original Intellectual Property Security Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants herein set forth, and intending to be legally bound, the parties hereto hereby amend the Original Intellectual Property Security Agreement as follows:

1.                                      AMENDMENTS TO ORIGINAL INTELLECTUAL PROPERTY SECURITY AGREEMENT.  The following amendments are hereby made to the Original Intellectual Property Security Agreement:

(a)                                  For all purposes of the Original Intellectual Property Security Agreement, the term “Company” shall be deemed to mean the “Borrower.”

(b)                                 For all purposes of the Original Intellectual Property Security Agreement, the term “Debentures” shall be deemed to include the April 2004 Debenture.

(c)                                  Section 13 of the Original Intellectual Property Security Agreement is amended by adding the phrase “or Section 7 of the April 2004 Debenture” immediately after the phrase “Section 11 of the Debenture”.  Secured Parties shall first apply the Purchase Price toward the prepayment of the April 2004 Debenture, and then, to the extent any proceeds remain, toward the prepayment of the other Debentures, all in accordance with Section 13 of the Original Intellectual Property Security Agreement.

2.                                      FULL FORCE AND EFFECT.  Except to the extent expressly provided in this Amendment, the terms and conditions of the Original Intellectual Property Security Agreement shall remain in full force and effect.

3.                                      COUNTERPARTS; EFFECTIVENESS.  This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  This Amendment shall be deemed effective upon the execution of a counterpart hereof by Borrower and Secured Parties.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed and delivered by its duly authorized officer on the date first set forth above.

BORROWER	AEROGEN, INC.

	By:	/s/ Robert S. Breuil
	Its:	CFO

SECURED PARTIES	SF CAPITAL PARTNERS, LTD.

	By:	/s/ Brian Davidson
	Its:	Authorized Signatory